Exhibit 10.1

Europa Capital Investments, LLC
100 Europa Drive, Suite 455
Chapel Hill, NC 27517

Hunt For Travel, Inc
90122 Hoey
Chapel Hill, NC 27517

Dear Carolyn Hunt,

This letter will serve as our agreement to provide administrative and other miscellaneous services to Hunt For Travel, Inc. Our services will also from time to time include help with various transactions that the company may be considering.

Europa Capital Investments, LLC will bill Hunt For Travel, LLC $5,000 a month to cover the monthly retainer and incidental expenses that may occur. Europa Capital Investments, LLC will also submit bills directly associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

/s/ Peter Reichard
Peter Reichard
Managing Director

/s/ Carolyn Hunt	2/1/12010
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President
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